Exhibit 99.1

Contact: Drew Babin, CFA Senior Managing Director – Corporate Communications Medical Properties Trust, Inc. (646) 884-9809 dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST TO ACQUIRE £800 MILLION IN BEHAVIORAL HOSPITALS

MPT to Own Critical Real Estate of Europe’s New Dominant Comprehensive Rehabilitation Provider

Solidifies MPT’s Leading Position in UK Healthcare Real Estate Market

Birmingham, AL – January 6, 2021 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced that it has entered into definitive agreements to acquire a portfolio of select behavioral health facilities located in the United Kingdom for approximately £800 million, plus customary stamp duty tax and other transaction costs. The facilities are currently owned and operated by leading UK behavioral health provider Priory Group (“Priory”) and, in a related transaction, affiliates of Waterland Private Equity Investments (“Waterland”) will acquire the operations of Priory from Acadia Healthcare (“Acadia”) (NASDAQ: ACHC) following a competitive process. Following Waterland’s acquisition of Priory, the properties MPT will acquire will be subject to long-term sale-leaseback agreements with Priory. Waterland is the parent of MPT’s German post-acute tenant MEDIAN Kliniken (“MEDIAN”) and plans to combine the Priory and MEDIAN platforms to create Europe’s leading comprehensive medical and behavioral rehabilitation services provider.

The sale-leaseback agreements are expected to provide MPT a GAAP-basis yield of 8.6% and were underwritten based on initial lease payment coverage of approximately 2.0 times EBITDAR. The Company expects coverage to expand as strategic and operating initiatives are executed and as the result of anticipated robust growth in the UK behavioral health marketplace. The portfolio is substantially comprised of Priory’s most acute behavioral health facilities and will be subject to a cross-defaulted, master lease structure with a strong-credit parent guaranty. The leases will carry an initial fixed term of 25 years, two 10-year extension options, and annual rent escalators linked to UK inflation and subject to a 2% floor. The sale-leaseback transactions are expected to close during the first half of 2021, subject to customary closing conditions.

Pursuant to the definitive agreements, the Company will pre-fund the £800 million real estate purchase price by way of a secured interim acquisition loan to Waterland in the same amount, which will bear interest at a market rate and will be funded at the closing of Waterland’s acquisition of Priory, which is expected in the first quarter of 2021. As the sale-leaseback transactions are completed in the first half of 2021, the outstanding principal of the loan will be reduced and offset against the real estate purchase price payable by the Company. In addition, at the time of closing of Waterland’s acquisition of Priory, the Company will provide a separate short-term bridge loan of £250 million to the purchaser at a market rate and also acquire a 9.9% interest in the equity of the operator for a nominal amount.

MPT expects to fund the total cash consideration payable by the Company using cash on hand, borrowings under its revolving credit facility and/or with funds from additional financing arrangements, which may include issuances of debt and equity securities, placement of new secured loans on the acquired real estate, or a combination thereof. The sources of financing actually used will depend upon a variety of factors, including market conditions.

“We are elated to rapidly expand both our presence in the UK and our exposure to the increasingly critical behavioral health hospital segment at what we believe to be a very strong return to MPT,” said Edward K. Aldag, Jr., MPT’s Chairman, President, and Chief Executive Officer. “Our unique understanding of healthcare operations and real estate, successful track record investing in Europe, leadership position in the UK healthcare real estate financing market, and proven ability to execute complicated, multi-national transactions were critical in securing this competitive transaction despite obvious complexities related to the pandemic and a changing trade landscape between the UK and European Union.”

BENEFITS OF TRANSACTION

•

Immediate Accretion to Earnings. Based on recent investment activity as well as general assumptions regarding financing costs, the transaction is expected to result in immediate accretion to MPT’s most recently communicated annual run-rate expectations for per share net income and normalized funds from operations of $1.09 to $1.12 and $1.68 to $1.71, respectively.

•

Reduced Tenant and Property-Level Concentration. This substantial investment in facilities presently operated by Priory Group will decrease MPT’s exposure to its largest tenant to 21%, down from nearly 40% at the beginning of 2019. Importantly, the Company’s largest single property investment now represents less than 3% of the overall portfolio.

•

Extended Lease and Loan Maturity Schedule. Adjusted for this and other recent transactions, MPT’s weighted average lease and loan duration will increase to 15.7 years with average annual maturities of only 1.4% through 2030.

•

Reduced exposure to mortgage loan investments. Upon completion of this and other recent transactions, the Company’s total exposure to mortgage loan investments will be less than 2% of its investment portfolio.

RECENT INVESTMENTS

In addition to closing the previously announced $132 million investment in the real estate of three hospitals in Colombia, MPT invested $470 million in the fourth quarter of 2020 in five separate transactions with a weighted average GAAP cap rate of 6.1%. These investments carry a weighted average lease term of 24 years and were funded using cash on hand, proceeds from the Company’s December 2020 Notes issuance, and borrowings under the Company’s revolving credit facility.

A reconciliation of annual run-rate guidance for per share net income and normalized funds from operations as provided on October 29, 2020 is included in the financial tables accompanying this press release.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospitals with approximately 430 facilities and roughly 43,000 licensed beds in nine countries and across four continents on a pro forma basis. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the risk that the Priory Group transactions do not close on time or according to the planned terms or at all; (ii) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including governmental assistance to hospitals and healthcare providers, including certain of our tenants; (iii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same (as further detailed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q filed with the SEC on May 11, 2020); (iv) our expectations regarding annual run-rate net income and NFFO per share; (v) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (vi) the nature and extent of our current and future competition; (vii) macroeconomic conditions, such as a disruption of or lack of access to the capital markets; (viii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (ix) increases in our borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (x) international, national and local economic, real estate and other market conditions in the United States, Europe (in particular Germany, the United Kingdom, Spain, Italy, Portugal, and Switzerland), Australia and South America, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (xi) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xii) our ability to maintain our status as a REIT for federal and state income tax purposes; (xiii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiv) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xv) the ability of our tenants and operators to comply with applicable laws, rules and regulations in the operation of the our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; and (xvi) potential environmental contingencies and other liabilities.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and as updated in our quarterly reports on Form 10-Q. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

# # #

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Annual Run-Rate Guidance Reconciliation

(Unaudited)

	Annual Run-Rate Guidance - Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$1.09	$1.12
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$1.09	$1.12

Depreciation and amortization	0.59	0.59

Funds from operations	$1.68	$1.71

Other adjustments	—	—

Normalized funds from operations	$1.68	$1.71

(1)

The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.